Exhibit 10.24

INDICATIVE TERM SHEET
COMMITTED EQUITY FACILITY

$5,000,000

TCA Global Credit Master Fund, LP
The Dickens, Kirk Street
16 Northington Street
London WC1N 2DG

August 5, 2010

STRICTLY PRIVATE AND CONFIDENTIAL

Seven Arts Pictures plc.
38 Hertford Street
London, W1J 7SG

Attention:  Mr. Peter Hoffman, Chief Executive Officer

Dear Mr. Hoffman,

On the terms and subject to the conditions set forth below, TCA Global Credit Master Fund, LP (the “Investor”) proposes to commit to purchase up to $5,000,000 (Five Million US dollars) in value of Securities (as defined below) in the capital of Seven Arts, Inc. (the “Seller” or the “Company”), through a Committed Equity Facility, on the principal terms set out herein.

The amount and timing of each ‘Advance’ shall be at the sole discretion of the Seller and there shall be no mandatory draw down amount, however there will be a maximum drawdown of 3000 shares weekly. This may change at the sole direction of the Investor as Company market strengthens.  In addition, there shall be no non-usage fee of any unused amount under the facility.

Other than the confidentiality provisions contained herein, this letter is non binding and subject to due diligence and the parties entering into formal agreements setting forth their respective rights and obligations.  Such agreements will contain customary representations, warranties and indemnifications.

The material terms of the proposed facility are set out below.

Seller/Company:	Seven Arts, Inc.(Symbol: SAPX: Nasdaq )

Investor:	TCA Global Credit Master Fund, LP

Securities:	Registered Common stock of the Company.

Instrument:	Committed Equity Facility (“CEF”)

Facility Amount:
The Investor shall commit to purchase up to $5,000,000 (Five Million US Dollars) in value of the Securities over a term of 24 months after the signing of definitive documents between the Seller and the Investor (the “Closing Date”).  The Seller shall have the right, but not the obligation, to sell Securities to the Investor.  Each right to sell Securities is called an “Advance.”

Facility Activation Date:	The Facility Activation Date shall be the Closing Date.

Advance Notice Date:
In order to request an Advance, the Seller will submit a written notice (an “Advance Notice”) to the Investor.  The Advance Notice will specify the amount of the Advance (“Advance Amount”) which shall not exceed 4.99% of the Company’s outstanding common stock at any point in time inclusive of all shares held by the Investor at such date. The date the Advance Notice is delivered to the Investor is called an “Advance Notice Date.”

Market Price:	The lowest of the daily volume weighted average price (“VWAP”) of the Securities during the Pricing Period as defined herein.

Pricing Period:	The five (5) consecutive trading day period beginning on the first trading date after the Advance Notice Date.

Purchase Price:	The Seller will sell to the Investor the Securities at a purchase price equal to 95% of the Market Price.

Advance Closing Date:
Each Advance Closing Date will be at the end of the Pricing Period.
On each Advance Closing Date, the Seller will cause the delivery of whole shares of common stock to the Investor or its designees. The Investor will wire the Advance Amount in cash to the Company upon receipt of the common stock.

No Short Sales:
Neither the Investor nor its affiliates has an open short position in the Securities, and the Investor agrees that it will not, and that it will cause its affiliates not to engage in any short sales with respect to the Securities.

Share Registration:
Promptly, but no later than 45 calendar days from the Closing Date, the Company shall file a Registration Statement with the United States Securities & Exchange Commission (“SEC”) to register at least 3 times the Facility Amount (subject to rule 415 limitations) and use its best efforts to ensure that such Registration Statement is declared effective within 120 calendar days from the Closing Date.  In the event the registration statement is not declared effective within 120 calendar days, then the Investor shall have the right to terminate the CEF.  The Company shall keep “Evergreen” for the life of the Debentures the Registration Statement.  An amendment to the existing F1, which was filed July 15, 2010 is acceptable.

Diligence Fee:	The Company will pay to the Investor a fee of $10,000 dollars to cover Seller’s diligence and review costs in connection with the CEF upon signing of this term sheet. (It has been determined that this fee will be waived).

Facility Fee:
Upon the Registration Statement being declared effective, the Seller shall issue to the Investor Securities in an amount equal to 3% of the Facility Amount based on 100% of the VWAP of the Securities on the issuance date.

Advance Fee:	Upon each Advance, the Investor shall receive directly from escrow cash compensation equal to four percent (4%) of the gross proceeds of such Advance.

Document and Legal Fee:	The Company will pay to the Investor a fee of $10.000 to cover Seller’s legal and administrative costs in connection with the CEF upon signing of this term sheet.

Other Expenses:	Except for the Structuring Fee, each party will be responsible for all its own fees and expenses in this transaction.

Confidentiality:
The existence of this term sheet and the individual terms and conditions are of a confidential nature and shall not be disclosed to anyone, except to the Seller, the Investor and their respective legal advisors who are made aware of and agree to be bound by this Confidentiality obligation.

Law and Jurisdiction:	Florida

If the terms and conditions contained herein are satisfactory, please sign as indicated below.  We appreciate this opportunity to work with you.  We look forward to an expeditious and successful closing of this transaction.

Sincerely,

TCA GLOBAL CREDIT MASTER FUND, LP

By: TCA Global Credit Fund GP, Ltd
Its: General Partner

By:	/s/ Robert Press
Name:	Robert Press
Title:	Director

AGREED TO AND ACCEPTED:

Seven Arts Pictures plc

By:	/s/ Peter Hoffman
Name:	Peter Hoffman
Title:	CEO